Exhibit 99.1
NEWS RELEASE

INVUITY REPORTS 2017 THIRD QUARTER FINANCIAL RESULTS

Full Launch of PhotonBlade® Completed

SAN FRANCISCO, November 7, 2017 - Invuity, Inc. (NASDAQ:IVTY), a leading medical technology company focused on minimal access surgery, today reported financial results for the quarter ended September 30, 2017.

Q3 2017 Highlights

•	Revenue grew 13% to $9.6 million compared to revenue of $8.5 million in the third quarter of 2016.
•	Disposable revenue grew 17% to $7.5 million compared to $6.4 million in the third quarter of 2016.
•	Approximately 845 hospitals purchased Invuity devices in the third quarter of 2017, up from approximately 700 hospitals in the third quarter of 2016.
•	PhotonBlade full launch was completed in the third quarter of 2017.

"In the third quarter we made significant progress in broadening our offering of our high value surgical products.  I am particularly excited about the full launch of PhotonBlade, and the early strong positive feedback from surgeons is very encouraging,” said President and Chief Executive Officer Philip Sawyer.  “Although sales were modestly impacted from hurricanes in the quarter, our continued growth underscores surgeons’ confidence in our products that enable superior results in minimal access surgeries.”

Financial Results

Revenue was $9.6 million in the third quarter of 2017, up 13% from revenue of $8.5 million in the third quarter of 2016 driven by an increase in active accounts. Management estimates that approximately $400,000 in revenue was lost due to the impact of hurricanes.

Gross margin for the third quarter was 69.9%. Gross margin was impacted by manufacturing overhead variances and to a lesser degree, early revenues from PhotonBlade and PhotonVue. Gross margin was 73.8% for the same period in 2016.

Total operating expenses for the third quarter were $15.1 million, compared to $14.6 million in the prior year period.

The net loss for the third quarter of 2017 was $8.9 million, or $0.52 loss per share, compared to a net loss of $8.8 million, or $0.56 loss per share, for the third quarter of 2016.

The Company's balance sheet as of September 30, 2017 included total cash, cash equivalents and short-term investments of $28.8 million.

Business Outlook

Invuity is narrowing its revenue guidance for 2017 to $40 million to $41 million.

Conference Call

Invuity's management will discuss the Company's financial results for the third quarter ended September 30, 2017, and provide a general business update during a conference call beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time today, November 7, 2017. To join the live call, participants may dial 1-877- 556-8638 (U.S.) or 1-615-247-0174 (International), Conference ID: 3597539. To listen to the live call via Invuity's website, go to www.invuity.com, in the Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call for a period of 90 days in the Events & Presentations section of the website.

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The company's patented Intelligent Photonics™ technology delivers enhanced visualization which facilitates surgical precision, efficiency and safety. In addition, the company utilizes comprehensive strategic marketing programs to create stronger institutional partnerships. Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery.  Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic, and general surgery. Invuity is headquartered in San Francisco, CA. For more information, visit www.invuity.com.

Forward-Looking Statements

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding financial projections for 2017. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand or failure to gain market acceptance for the Company's devices; the Company's ability to demonstrate to and gain approval from hospitals to use the Company's devices; the highly competitive business environment for surgical medical devices; the Company's ability to sell its devices at prices that support its current business strategies; difficulty forecasting future financial performance; protection of the Company's intellectual property; and compliance with necessary regulatory clearances or approvals. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com

INVUITY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Revenue	$9,600	$8,478	$28,391	$23,106
Cost of goods sold	2,888	2,219	8,002	6,416
Gross profit	6,712	6,259	20,389	16,690
Operating expenses:
Research and development	2,326	2,471	7,165	7,412
Selling, general and administrative	12,790	12,134	41,847	38,885
Total operating expenses	15,116	14,605	49,012	46,297
Loss from operations	(8,404)	(8,346)	(28,623)	(29,607)
Interest expense	(545)	(505)	(1,559)	(1,514)
Interest income	51	—	162	—
Other income (expense), net	(9)	30	(188)	61
Loss on extinguishment of debt	—	—	(2,303)	—
Net loss and comprehensive loss	$(8,907)	$(8,821)	$(32,511)	$(31,060)
Net loss per common share, basic and diluted	$(0.52)	$(0.56)	$(1.91)	$(2.19)
Weighted-average shares used to compute net loss per common share, basic and diluted	17,093,183	15,690,785	17,016,312	14,173,534

Condensed Balance Sheets

as of September 30, 2017 and December 31, 2016

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,338	$28,300
Short-term investments	4,497	10,737
Restricted cash - current	181	181
Accounts receivable, net	6,236	5,782
Inventory	6,496	5,052
Prepaid expenses and other current assets	1,634	1,088
Total current assets	43,382	51,140
Restricted cash	909	909
Property and equipment, net	7,430	8,286
Other long-term assets	333	—
Total assets	$52,054	$60,335
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,484	$2,192
Accrued and other current liabilities	5,934	6,351
Short-term debt	5,546	1,362
Total current liabilities	14,964	9,905
Deferred rent	2,615	2,721
Long-term debt	29,076	13,261
Total liabilities	46,655	25,887
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value—10,000,000 shares authorized at September 30, 2017 and December 31, 2016, no shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value—100,000,000 shares authorized at September 30, 2017 and December 31, 2016 17,123,856 and 16,950,940 shares issued and outstanding at September 30, 2017 and December 31, 2016	17	17
Additional paid-in capital	184,109	180,647
Accumulated deficit	(178,727)	(146,216)
Total stockholders’ equity	5,399	34,448
Total liabilities and stockholders’ equity	$52,054	$60,335